Exhibit 99.1

Cannae Holdings, Inc. Announces Strategic Partnership With JANA Partners

~ Partnership will provide Cannae access to proprietary acquisition and investment opportunities ~

Las Vegas, February 21, 2024 - Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) today announced a strategic partnership with JANA Partners (“JANA”), an investment firm focused on creating value through shareholder engagement. The strategic partnership will help Cannae drive shareholder value by sourcing new control acquisitions and similar strategic opportunities and will enhance returns for JANA’s investors by expanding JANA’s industry operator network and providing an M&A catalyst when it may maximize shareholder value.

JANA is an investment manager founded in 2001 and led by Executive Chairman and Founder Barry Rosenstein and Managing Partner Scott Ostfeld. JANA has built a reputation and track-record over its 23-year history as a leader in engaged investing, driving shareholder value, and improving governance at public companies. With its trailblazing model of partnering with industry operators to unlock value, JANA has delivered industry leading returns to investors in its funds.

William P. Foley, II, Chairman and Chief Executive Officer of Cannae, commented, “I am very excited to partner with Barry Rosenstein and Scott Ostfeld, who have built an incredible track record as public company investors. Through our investment in JANA, we will have access to proprietary deal flow and acquisition opportunities in undervalued companies and, as an owner of JANA, will also participate in the future success of JANA.”

Barry Rosenstein, JANA’s Founder and Executive Chairman, and Scott Ostfeld, JANA’s Managing Partner, added, “We have long admired Bill and his team, and we share a similar philosophy on how to unlock a company’s potential. We believe this strategic partnership will enhance our capabilities, expand our investment universe, and drive enhanced returns for both Cannae shareholders and JANA’s investors.”

The strategic partnership includes a minority equity ownership exchange whereby the Company received a minority stake in JANA directly from its principals in exchange for 1.85 million shares of Cannae common stock and $18.3 million of cash in lieu of stock to cover transaction related taxes. In connection with the issuance of Company common stock, JANA’s principals entered into voting arrangements with the Company to support the board and management. The transaction was a simultaneous sign and close and the shares are subject to customary lock-up arrangements. Cannae also committed to invest at least $50 million into JANA funds. Cannae’s investment in JANA and JANA funds will not be subject to fees under the Company’s management services agreement with Trasimene Capital Management, LLC. The Company plans to partner alongside JANA on situations that may present an attractive control acquisition or other similar strategic investment opportunities that are consistent with Cannae’s primary business of acquiring operating companies and actively engaging in managing and operating those companies.

About Cannae Holdings, Inc.

We primarily acquire interests in operating companies and are actively engaged in managing and operating a core group of those companies. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses. For more information, see cannaeholdings.com.

About JANA Partners

JANA Partners was founded in 2001 by Barry Rosenstein. JANA invests in undervalued public companies and engages with management teams and boards to unlock value for shareholders. For more information, please visit http://www.janapartners.com.

Forward-Looking Statements and Risk Factors

This press release, and any related oral statements, contain forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: risks associated with our investment in JANA; changes in general economic, business and political conditions, including changes in the financial markets and changes in macroeconomic conditions resulting from the outbreak of a pandemic or escalation of the current conflict between Russia and Ukraine; risks associated with the Investment Company Act of 1940; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the externalization of certain of our management functions to an external manager; and other risks.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Forms 10-Q, Form 10-K and our other filings with the Securities and Exchange Commission.

Contacts
For Cannae:
Jamie Lillis
Managing Director, Solebury Strategic Communications
(203) 428-3223
jlillis@soleburystrat.com

For JANA Partners:
Jonathan Gasthalter/Nathaniel Garnick Gasthalter & Co.
(212) 257-4170
JANA@gasthalter.com

Source: Cannae Holdings, Inc.